2015 WATER PURCHASE AGREEMENT

THIS AGREEMENT made and entered into this 17th day of December 2014, by and between Big Sioux Community Water System, Inc., a South Dakota corporation, of 23343 479th Ave., Egan, South Dakota, hereinafter referred to as "Big Sioux" and Dakota Ethanol LLC., a South Dakota limited liability company, of rural Wentworth, South Dakota, hereinafter referred to as "Dakota Ethanol," as follows:

WHEREAS, Big Sioux is organized and exists for the purpose of constructing and operating a water distribution system within a designated area in which the Dakota Ethanol plant is located; and

WHEREAS, Dakota Ethanol desires to purchase raw water from the Skunk Creek Aquifer, Lake County and derive both its domestic and partial fire protection from Big Sioux's 500,000 gallon elevated tank at the plant site; and

WHEREAS, Dakota Ethanol is desirous of adding to its plant capacity and in conjunction with that addition increasing water supply,

NOW THEREFORE, in consideration of the terms, conditions, and mutual covenants herein contained, the parties agree as follows:

1. Big Sioux shall furnish to Dakota Ethanol raw water pumped from the Skunk Creek Aquifer at or adjacent to its Brant Lake facility and with some restrictions noted below, from the Long Lake well field. This water shall be diverted from multiple wells each capable of pumping between 100 and 400 gallons per minute +/- 10% and delivered at pressures of at least 25psi at the Dakota Ethanol plant site.

2. The parties understand that normal flow rates required at the plant will be in the order of 480 gallons per minute (690,000 gallons per day), with a peak instantaneous flow of 800 gallons per minute. Any flows from Big Sioux's Brant Plant exceeding 700 gallons per minute for more than 8 hours, within any 24 hour period, will require installation of additional infrastructure. Based on future, estimated requirements of up to 1 million gallons per day, additional infrastructure may include but is not limited to: additional well or wells, upsizing the pump and manifold in Big Sioux's Brant facility, upgrading controls and the installation of an underground reservoir and associated pumps and piping at the Dakota Ethanol site. This future development will be characterized as "Phase 2 Long Lake".

3. Upon completion of the Phase 2 development of the Long Lake well field and the control and pumping facilities at the Brant Lake Treatment Plant, Big Sioux, dependent on performance of new well(s) developed, will have the capacity to deliver a total of up to 900 gallons per minute to Dakota Ethanol. Dakota Ethanol accepts and agrees that the delivery of this water may not be immediate and is dependent on a reservoir at the Dakota Ethanol site being available for storage.

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4. When Dakota Ethanol demands and receives water from the Long Lake well field, Big Sioux shall bill Dakota Ethanol a " monthly demand premium", currently $1,353.04, (in addition to the cost of water) based on a total well field demand of 600 acre feet per year. Should more wells be installed in the future, as is probable under the phase 2 development, this demand premium will increase incrementally with demand. There will also continue to be an automatic 2% annual inflation adjustment to this demand premium for water from the Long Lake well field. This demand premium payment is based on Dakota Ethanol being entitled to demand and receive part of their water requirements from the Long Lake well field.

5. Big Sioux shall own, operate and maintain all phase one and phase two components, including but not limited to the wells, pipeline, controls, high service pumps and all other appurtenances associated with the Brant and Long Lake well field supply up to and including the meter pit. Dakota Ethanol acknowledges that it is currently making monthly payments of $2,776.02 on a note pertaining to costs incurred on Phase 1 Long Lake, and given the continuation of those payments, will make a final payment in May 2015 of $2,775.91.

6. In the event of equipment failure or any other cause resulting in the quantity of water failing to meet demand, Big Sioux shall immediately notify Dakota Ethanol of the specifics of the problem, and Big Sioux shall repair or otherwise rectify the situation as quickly as reasonably possible, including, if available, providing water from other sources. The parties further agree that Big Sioux is not responsible for water quantity after the water enters the pipeline owned by Dakota Ethanol. Dakota Ethanol also agrees that over time, the quality of the water is likely to change, and that Big Sioux has no control or liability in relation to water quality changes.

7. Big Sioux has constructed an elevated water storage facility, directly north of the Dakota Ethanol facility, with an overflow elevation of 175 feet above ground surface and a head range of 25-40ft. This water tower holds 500,000 gallons and in combination with other sources should provide a flow of 3000 gallons per minute for 120 minutes at 60 psi. Big Sioux is the sole owner of tower, and all maintenance of the tower will be the responsibility of owner. Dakota Ethanol has granted permanent easement for all pipelines, valves and appurtenances as requested by Big Sioux for the purveying of water over land owned by Dakota Ethanol. Dakota Ethanol has also agreed to provide electrical power to tower site, and permanent graveled vehicular ingress and egress to and from Highway 34 for maintenance purposes. As long as Dakota Ethanol remains a purchaser of Brant well water from Big Sioux, the availability of a fire flow reserve will continue at no additional cost to Dakota Ethanol.

8. Dakota Ethanol owns the water service line from the Brant Lake Big Sioux well field meter pit to the Dakota Ethanol plant site. Big Sioux shall not provide backhoe/excavator services on this line in the case of repair, but shall provide support personnel. Big Sioux shall pig the line as required, upon agreement of both parties. Big Sioux shall provide support personnel up to 100 hours per year, and pigging of the line at no charge to Dakota Ethanol. The cost of any outside contractor services shall be borne by Dakota Ethanol.

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9. Big Sioux shall provide two master meters at its Brant Lake facility for the purpose of measuring flow of non-potable water to the Ethanol plant. The main meter shall measure all water flowing to Dakota Ethanol. Starting January 1st, 2015, for the cost of water going through this main meter, Dakota Ethanol shall pay sixty-two (62) cents per thousand gallons metered based on Dakota Ethanol paying for all improvements falling under the Phase 2 Long Lake project. The other master meter shall measure the flow of water from the Long Lake well field. Default on payment of the 60 monthly payments towards cost share on the initial construction of the Long Lake well field shall add an additional charge of 30 cents per thousand gallons purchased as metered from the Long Lake well field. In the event of meter malfunction, cost of water shall be estimated by Big Sioux based on previous sales. This rate is set for the first full year of this contract. After the first year Big Sioux has the option of setting annual rate adjustments tied to the cost of operations and the South Dakota consumer price index (CPI) as published by the South Dakota Department of Labor. Any adjustments shall not exceed a combined rate of 3% annually. These adjustments relate to water pumped through the Brant meters and do not relate to the annual adjustment for the demand premium for water pumped from the Long Lake well-field or the cost of potable water.

10. For the cost of delivering potable water to the Ethanol plant for "domestic and sanitary use," Big Sioux will charge Dakota Ethanol its regular consumer and commercial rate (subject to change in accordance with Big Sioux rates). Delivery of potable water may be from the elevated tower or existing distribution lines.

11. For the cost of delivering potable water in an emergency (fire) situation, Big Sioux shall charge for water use, two dollars and thirty-five cents ($2.35) per thousand gallons metered or estimated at the Dakota Ethanol plant.

12. Dakota Ethanol shall read all meters on the 1st of the month with payment made by the 15th of the month. If payment has not been made by the 15th, a reminder card will be mailed to Dakota Ethanol. Non-payment by the close of the last business day of the month will result in Dakota Ethanol being assessed a $5.00 late fee and notified they are delinquent due to non-payment and that the water will be disconnected on or before the 10th of the next month.

13. If a petition in bankruptcy is filed by or against Dakota Ethanol or a receiver or trustee of the property of Dakota Ethanol is appointed, or if Dakota Ethanol files a petition for reorganization under any of the provisions of the Bankruptcy Act or any other law, state or federal, or makes an assignment for the benefit of creditors, or is adjudged insolvent by any state or federal court of competent jurisdiction, this contract shall terminate and become null and void.

14. Emergency failures of pressure or supply due to main supply breaks, power or controls failure, flood, fire, earthquake, or other catastrophe, shall excuse Big Sioux from compliance with this agreement for such periods of time as are reasonably necessary to fully restore service.

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15. Either party may request at its expense to check the metering equipment of the other party, but the same shall not be done more often than once every twelve (12) consecutive months, unless faulty operation of said metering equipment is suspected or discovered within said time frame. A meter registering not more than two percent (2%) above or below the test result shall be deemed accurate. Reimbursement due to an inaccurate meter may be considered for up to the previous 12 months (readings).

16. The initial term of this contract shall be for a period of five (5) years from the date of signing this contract. The parties may extend this agreement for such additional five-year terms upon the terms and conditions, as the parties shall mutually agree.

17. Big Sioux shall, at all times, operate and maintain the water system in an efficient manner and shall take prompt action whenever necessary to remedy any situation hindering full delivery to the Dakota Ethanol plant as specified herein. In the event of any water shortage occurring caused by drought or unforeseen natural or man-made causes, Big Sioux shall have the right to reduce the quantity of water delivered.

18. Each party agrees to indemnify and hold harmless the other party and its employees and agents from and against any and all loss, damage, liability, cost and expense including without limitation, reasonable attorney fees and disbursements relating to any personal injury, death, or property damage arising in connection with this agreement which is caused by the negligence or willful misconduct of the indemnifying party or its employees or agents. Dakota Ethanol further agrees to hereby hold harmless Big Sioux from any and all liability whatsoever, arising out of or in connection with personal injury or property damages caused by fire, flood, earthquake, or any other natural catastrophe at the Dakota Ethanol plant site.

19. This agreement shall be governed by applicable local, state or federal regulations and laws of the State of South Dakota. The parties agree to cooperate in the obtaining of all permits, certificates and other documents necessary or convenient to carry out the terms and purposes thereof.

20. This agreement may be modified at any time by mutual written consent of the parties.

21. The parties mutually acknowledge that this is the entire agreement between the parties, and that this agreement and all terms and conditions herein shall be binding upon the parties and their agents, successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this agreement by and through their authorized officers, on the date first above written.

BIG SIOUX COMMUNITY WATER SYSTEM, INC.

By: ______________________
Its Chairman

Attest:

____
Its Secretary
(SEAL)

DAKOTA ETHANOL, LLC.

By: ______________________
Scott Mundt, CEO

Attest:

____
Rob Buchholtz, CFO
(SEAL)

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